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                                                        Exhibit 23





Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-7850 and No. 33-7851) pertaining to the 1986 Employee Stock Plan of Vishay Intertechnology, Inc. and the 1986 Employee Stock Plan of Dale Electronics, Inc. and in the related Prospectuses of our report dated February 10, 1994 (except for Note 6, as to which the date is March 25, 1994) with respect to the consolidated financial statements and schedules of Vishay Intertechnoloy, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1993.



/s/ ERNST & YOUNG


Philadelphia, Pennsylvania
March 25, 1994

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